Exhibit Sub-Item 77C

The Annual Meeting of Stockholders of Third Avenue Value Fund Inc. was held December 13, 1996 for purposes of considering and acting upon the matters set forth in the Proxy Statement and summarized below. A quorum was represented at the Meeting and the voting results are also set forth below:

A.   Election of a Board of Trustees:
                                   For                     Withhold Authority
          Phyllis W. Beck          18,401,834              122,305
          Tibor Fabian             18,405,378              118,761
          Gerald Hellerman         18,407,176              116,963
          Marvin Moser, MD         18,399,554              124,585
          Donald Rappaport         18,406,726              117,413
          Myron M. Sheinfeld       18,396,429              127,710
          Martin Shubik            18,405,150              118,989
          Charles C. Walden        18,401,461              122,678
          Martin J. Whitman        18,406,649              117,490

B. Selection by the Board of Trustees of Price Waterhouse LLP to audit the accounts of the Trust for the fiscal year ending October 31, 1996:

               For          Against   Abstain   Not Voted
               18,294,829   76,870    152,440   3,942,294

C. Approval of the proposed Agreement and Articles of Merger, which provide for a conversion of the Fund from a Maryland corporation to a Delaware business trust:

               For          Against   Abstain   Not Voted
               11,291,740   208,284   594,898   10,371,511